TECHNO-COMMERCIAL AGREEMENT

BETWEEN

CLENERGEN CORPORATION

AND

BIOMASS 2 BIOPOWER (QA) LIMITED

AND

ENHANCED BIOFUELS AND TECHNOLOGIES PRIVATE LIMITED

JUNE 2ND  2010

TECHNO-COMMERCIAL AGREEMENT

Dated June 2nd 2010This Agreement by Biomass2Biopower (QA) Limited, a Company incorporated in Tamilnadu, with registered address at, 5/10 C Alankar Garden, GN Mills post, Coimbatore 641 029 India and Enhanced Biofuels and Technologies Private Limited, a Company incorporated in Tamilnadu, with registered address at, 5/10 C Alankar Garden, GN Mills post, Coimbatore 641 029 India (hereinafter referred to as B2B)

AND

Clenergen Corporation, a Company registered in the State of Nevada, USA and registered address at Bath House, 8 Chapel Place, London EC2A 3DQ (hereinafter referred to as CC).

ARTICLE 1 –PURPOSE OF AGREEMENT:

WHEREAS, B2B is in the business of the production and sale of cloned varieties of Melia dubia and micro propagated tissue cultures of the same and undertakes plant science research and development, biotechnology to Melia dubia and providing consultancy for establishment and implementation of “Energy crop Plantations” for maximising the growth and biomass yield potential.

WHEREAS, CC is in the business of the cultivation of feedstock/biomass for use in gasification, Combustion Steam, Hydrocarbon, Anaerobic Digestion and Pelleting processes for the purpose of producing electricity, Hydrocarbon Fuel, Pellets and compost and licensing of technology used in the production of feedstock and power generation

WHEREAS, CC for the purposes of cultivation of the feedstock and generation of 158 MW/h from 10 projects under agreement in India, Philippines, Ghana, Guyana, and downstream South Africa and Tanzania, have entered into commercial relationships with both captive end users and land owners for securing sufficient land in order to supply biomass for its power projects

WHEREAS, B2B are experienced in the field of cloning, micro propagation, fertilisers, pesticides, biotechnology, and microbiology for energy crop plantations and intend to establish clonal farms and biotechnology laboratories for the production of Melia dubia saplings

WHEREAS, B2B has been appointed by CC as a supplier of Melia dubia clones and micro propagated planting materials, fertilisers, pesticides and advisors to perform research, development into improvements in yield and performance of Melia dubia. B2B warrants that it has the legal right to any and all intellectual property rights that arise from clonal varieties of mother stock of Melia dubia and/or pesticides and fertilizers supplied to CC

WHEREAS, B2B entered into a Memorandum of Agreement with Clenergen Corporation on October 6th 2009 of which the terms of such have been incorporated under this Agreement and shall otherwise be considered Null and Void.

ARTICLE 2: ELEMENTS OF THE AGREEMENT

B2B will provide Melia dubia clones and  micro propagated planting materials, plant science, research, development and agronomy management services for assistance with the implementation of plantations of Melia dubia under a scope of work as “detailed in schedule 1, subject to the terms and conditions contained herein:

TECHNICAL PROGRAMS

2.1.1
CC will sub lease 20 acres of land, commencing Spetember 1st 2010, located at NGO colony, Coimbature (12 acres) and Karumbuthottam, Coimbature (8 acres)  for a minimum period of 5 years that is currently leased by B2B and located within 5km from its R&D laboratory in Coimbatore. The purpose will be to establish a clonal evaluation farm and for the  supply of mother stock for CC energy crop plantations. B2B will be responsible for sourcing varieties of Melia dubia for the clonal farm, testing of pesticides and fertilizers and overall agronomy, measurements, layout, signage and  maintenance of the site . The sub lease is attached hereto as Appendix A.

2.1.2
CC and B2B will share equally  the monthly budget for the clonal farm and will retain equally all rights to the clones cultivated from the  20 acre site, from which mother stock will be produced for CC’s energy crop plantationsr both local and for export market.. B2B will be responsible to supply a monthly report on all data associated to the evaluation farm and varieties of Melia dubia species sourced for biometric observation.

2.1.3
CC and B2B will retain equal ownership rights to the clones produced from Melia dubia for the country of India. B2B will be allowed to micro propagate and distribute the new variety to the clients other than CC only after fulfilling the commitments of CC  by paying a royalty to CC,. B2B agrees to provide CC with details of its corporate clients periodically, for the purpose of seeking pre-approval for the intended supply of saplings and inputs.

2.1.4
B2B will select specific clones from the mother stock of Melia dubia, for the purpose of CC conducting laboratory tests of The Tree Adaption Process (Polyploidisation), for the purpose of producing a new variety of Melia dubia biomass feedstock suitable to be cultivated under the climatic and soil conditions of the lands identified in schedule 1.

2.1.5

2.1.6	All parties acknowledge that no Genetic Engineering will be performed during the laboratory tests of any and all species of tree and/or grass.

2.1.7

2.1.8	Branding

Products purchased by CLENERGEN will be branded with the CLENERGEN logo and display B2BP.

2.1.9
CC will invest in the cost of renovating the existing building structures located on the Komangalam site, Tamilnadu, for the purpose of establishing a production and manufacturing supply centre for Melia dubia pesticides and fertilizers. B2B will be responsible for the design of the pesticides and fertilizers to be manufactured at the facility.

B2B and CC jointly own  all IP rights associated with the design of fertilisers and pesticides produced from the facility. B2B will be responsible to mass produce the out comes of the designed Biofertilizer and Biocontrol agent for CC’ use. In the event that CC’s requirements are met and that there is surplus manufacturing capacity available at the facility, B2B and/or CC can elect to sell these products to a third party. For clients of either party, a royalty of  of 10%will be paid to CC.

COMMERCIAL TRIALS

2.1.10
B2B will be required to supply  85,000 Melia dubia clones as per Schedule 1 in view of conducting trials in India and 337,500 for shipment abroad. Saplings will be supplied in poly bags for domestic planting in India and in net pots  for export outside of India.  CC will be responsible for the costs associated with the shipping and delivery of the Melia dubia clones, the purchase price of the saplings will be as per schedule

2.1.112.

 Alternatively, B2B will reserve the right to:

a)	enter into a third party supply contract to supply clones from mother stock supplied by B2B.

b)
multiply Melia dubia clone through tissue culture and cuttings for export and domestic distribution. Such decision will take into consideration the most cost effective and manageable solution available to protect the interests and objectives of CC.

2.1.12
B2B will be responsible for providing sufficient planting materials as per Schedule I and CC agrees to pay B2B in Indian Rupees per clone and/or micro propagated tissue culture plant as outlined in Schedule 2, subject to each shipment being pre approved for delivery. Delay in supply by B2B and taking delivery by CC is acceptable only for one month.

2.1.13
CC will be responsible for all shipping costs, handling, nursery requirements and planting costs including pesticides, fertilizers, water and bore well irrigation and any other associated costs for performing the trials and detailed under schedule 1

2.1.14
B2B will be responsible for the production of cuttings from clonal varieties, multiplication of micro propagated plants from tissue culture either directly using their laboratory and/or subcontracting to qualified third parties.

a)
B2B will be notified sufficiently in advance of the production requirements for which the plants are either cuttings from clones or propagated in the tissue culture laboratory. Plants are supplied in India will be at the Greenhouse hardening stage and shall be supplied in monthly instalments.

b)	B2B will notify CC of any a new superior clone which is not currently being used for cuttings and/or tissue Culture propagation programs.

2.1.15
B2B will be responsible for loading of saplings onto suitable methods of transportation either for local distribution of for export from the port of Tuticorin or Chennai. Saplings for delivery oversees will be shipped in sealed Cardboard boxes (net bags) and B2B will be responsible for all certification and quarantine requirements associated with the country in which they will be shipped.

2.1.16	The cost of the planting materials ordered by CC as per rates contained in Schedule 1 and 2 shall be paid by CC to B2B as follows:

•	50%% of the cost along with the confirmed purchase order.

•	20%15% of the cost three months before the scheduled date of delivery

•	15% of the cost one month before the scheduled date of delivery

•	15% of the cost at the time of shipment of the plants.

2.1.17
B2B will assist with gaining clearance for the import and export of mother stock and or strains of the biomass feedstock, including but not limited to quarantine specifications or other statutory limitations associated with the import and export of mother stock.

COMMERCIAL PLANTATIONS

2.1.18
CC will sub-lease 150 acres of land located in Komangalam, Tamilnadu at the current cost of the lease agreement between B2B and the owners of the land. Such sub-leasing agreement will be subject to B2B providing certain written guarantees that the sub lease  (attached hereto as Appendix B) will be for a minimum period of 10 years. B2B will be entitled A one time payment per acre equal to the cost of borewell installations, drip irrigation and land clearance,cost at the Komangalam site.

2.1.19
CC will be responsible for all cost associated with implantation of the commercial scale plantation and logistics associated with transporting wood chips from Komangalam to its gasification biomass power plant being installed at its facility near Salem, Tamilnadu.

2.1.20
B2B, through its affiliated company, Enhanced Biofuel’s and Technologies Private Limited will supply CC with “Jat in the Box”, I hectare Jatropha kits containing seeds from EBTi’s elite hybrid strain of Jatropha at a gate price all inclusive of $150.00 per box. Each box will be branded with the Clenergen Logo and represent that the inputs were supplied Enhanced Biofuels and Technologies Limited.

2.1.21
B2B will be entitled to a commission on a case by case basis for land parcels suitable for cultivation of either Melia dubia, Beema Bamboo or Paulownia, including the requirement for 400 acres in Salem, Tamilnadu.

2.1.22

FINANCIAL CONSIDERATION

2.1.23	It is hereby acknowledged that CC shall issue 750,000 common shares of Clenergen Corporation, (OTC: BB) to B2B and trading under the ticker symbol `CRGE’for Compensation for Services

B2B will be entitled to a commission on a case by case basis for land parcels suitable for cultivation of either Melia dubia, Beema Bamboo or Paulownia

2.1.24
It is agreed that for time dedicated directly by Dr Arumugam for the projects as outlined herein will be charged at a rate of US $250 per day for work performed in India and US $350 per day for work performed anywhere else in the world. In addition to compensation for time incurred, Dr Arumugam will be entitled to a bonus of 200,000 common shares of Clenergen Corporation stock, upon the completion of the trials. up?)

2.1.25	CC and B2B will enter into a separate agreement with regards to their business relationship associated with offset projects originating in India.

2.1.26
It is acknowledged that B2B has various relationships with prominent scientists, including a Scientific Board of Advisors. Subject to pre-approval of B2B, CC will be permitted to publicly present the B2B Scientific Board of Advisors to investors and other third parties.

ARTICLE 3: CONFIDENTIALITY
Both parties have signed a Binding Non Disclosure/Confidentiality Agreement as of October 6th, 2009 and have agreed to adhere to the terms and conditions of this Agreement.

ARTICLE 4: TERMINATION

Either Party may terminate the Agreement at any time by providing not less than sixty (60) calendar day’s prior written notice.  Termination will not eliminate either party’s obligations to protect the IP, honour the confidentiality clause and to fulfil any financial obligations already incurred by implementation of this agreement.

ARTICLE 5: JURISDICTION

This Agreement will be governed by the Laws of India. The Courts of India will have exclusive jurisdiction arising out of or in connection with this Agreement

This Agreement shall not be assignable without the prior written consent of B2B and CC.

This Agreement is hereby entered into this the June 2nd 2010.

Signed:

/s/Mark LM Quinn
Mark LM Quinn, Chief Executive Officer
Clenergen Corporation

Signed:

/s/ Dr. Ganapathy Arumugam
Dr. Ganapathy Arumugam, Director
Biomass2Biopower(QA)Limited
Enhanced Biofuels and Technologies Private Limited

SCHEDULE 1

SCOPE OF WORK

The scope of work will include but not be limited to the following deliverables:

1.	Set up and conduct the following trials in :

•	India (Valliyur, Tamilnadu)

•	Philippines (Romblon Island)

•	Ghana (Aflam Plains, Ashanti region)

•	Ghana (Bole, Northern Region)

•	Guyana (Georgia Caribbean International Limited)

•	Tanzania (site to be determined) :

2.	Each trial will consist of the following:

•	25 acre spacing trials using mother stock of Melia dubia provided by B2B in planting density of 1700 per acre.

•	25 acre spacing trials using mother stock of Melia dubia provided by B2B in planting density of 1000 per acre.

3.
A total of three hundred (300) acres of trials will be planted in the six (6) regions as listed under point 1. CC will be responsible for all logistics and delivery associated with the supply of Melia dubia saplings supplied by B2B. All incremental nurseries, transportation and handling costs associated with Melia Dubia will be at the cost of CC.

4.	It is the intent that all trials will be completed by December 31st 2010.

SCHEDULE 2

PRICING

SCHEDULE 2

PRICING

Pricing per Sapling supplied by B2B either directly or through an approved third parties as designated by B2B.

For Domestic:

Tissue Culture Melia dubia plants:

Polybag plants	:	USD 0.63 per plant, Ex-Coimbatore, Tamilnadu

Clone Melia dubia plants:

Polybag plants	:	USD 0.63 per plant, Ex-Coimbatore, Tamilnadu

For Export:

Tissue Culture Melia Dubia plants:

Net pot stage plants	:	USD 0.38/per plant, Ex-Coimbatore, Tamilnadu

Clone Melia Dubia plants:

Net pot stage plants	:	USD 0.38/per plant, Ex-Coimbatore, Tamilnadu

Bioprime and Bioprevent

Nursery

Bioprime	:	USD 13.13/1000 plant, Ex-Coimbatore, Tamilnadu

Bioprevent	:	USD 1.9 /1000 plant, Ex-Coimbatore, Tamilnadu

Commercial Plantation

Bioprime	:	USD 52.5/1000 plant, Ex-Coimbatore, Tamilnadu

Bioprevent	:	USD 18.75/1000 plant, Ex-Coimbatore, Tamilnadu
The Export price is inclusive of preparation of clones and tissue culture plants as per the quarantine requirement of the importing country and growing it in soil free media as per the phyto regulation, packing in cardboard box, arranging quarantine inspection as per the import permit of the importing country and obtaining certificates such as, certificate of origin,  WLRO certificate, CITES certificate and clearing and forwarding, including freight cost by international carrier, additional charges for quick custom clearance and security clearance without cooling period in India as perishable shipment.

APPENDIX A

SUB LEASE AGREEMENT
NGO colony, Coimbature (12 acres) and Karumbuthottam, Coimbature (8 acres)

APPENDIX B
SUB LEASE AGREEMENT
150 acres of land located in Komangalam, Tamilnadu